Exhibit (e)(2)
VOTING AGREEMENT
          THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of September 15, 2008 by and between Getinge AB, a Swedish Aktiebolag (“Parent”), and the undersigned stockholder (the “Stockholder”) of Datascope Corp., a Delaware corporation (the “Company”). All capitalized terms that are used but not defined herein shall have the respective meanings given to them in the Merger Agreement.
RECITALS
          Parent, DaVinci Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and the Company have entered into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, (i) an offer by Purchaser (the “Offer”) to pay fifty three dollars ($53.00) per share in cash (the “Offer Price”) for each of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), and (ii) the merger of Purchaser with and into the Company (the “Merger”) pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement.
          The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding capital stock of the Company and options and other rights to purchase such number of shares of capital stock of the Company as is indicated on the signature page of this Agreement.
          In consideration of the execution of the Merger Agreement by Parent, the Stockholder (solely in the Stockholder’s capacity as such) hereby agrees to tender and vote the Shares as described herein.
AGREEMENT
          Intending to be legally bound, the parties to this Agreement agree as follows:
     1. Agreement to Tender. No later than the third business day prior to the expiration of the Offer, the Stockholder shall tender or cause to be tendered (and shall not withdraw prior to the Expiration Date), pursuant to and in accordance with the terms of the Offer, the Shares. Prior to the Expiration Date, the Stockholder shall not tender the Shares into any exchange or tender offer commenced by a third party other than Parent, Purchaser or any other subsidiary of Parent. “Shares” means all shares of Company Common Stock owned by the Stockholder as of the date hereof and all shares of Company Common Stock of which the Stockholder acquires ownership during the period from the date of this Agreement through the Expiration Date or over which the Stockholder has voting power.

     2. Transfer Restrictions.
          (a) At all times during the period commencing with the execution and delivery of this Agreement and ending on the Expiration Date, the Stockholder (i) shall not undertake, cause or permit any Transfer of any of the Shares to be effected other than (A) to Purchaser (or, if instructed in writing by Parent, to Parent or a subsidiary of Parent other than Purchaser) pursuant to the Offer or (B) to a member of such Stockholder’s immediate family or a trust or custodianship for the exclusive benefit of such Stockholder’s immediate family, provided that the transferee agrees in writing to be bound by the terms of this Agreement to the same extent as the Stockholder and delivers a duly signed proxy in the form attached hereto as Annex A and (ii) shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares.
          (b) “Expiration Date” means the earliest to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Section 7 thereof; (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement; (iii) such date and time as any amendment or change to the Merger Agreement is effected without the Stockholder’s consent that (A) decreases the Offer Price, (B) changes the form of consideration to be paid in the Offer or (C) materially and adversely affects the Stockholder; or (iv) written notice by Parent to the Stockholder of the termination of this Agreement. A person shall be deemed to have effected a “Transfer” of a Share if such person directly or indirectly (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such Share or any interest in such Share, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such Share or any interest therein.
     3. Agreement to Vote.
          (a) At all times during the period commencing with the execution and delivery of this Agreement and ending on the Expiration Date, at every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Company, the Stockholder (in the Stockholder’s capacity as such) shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum, and vote the Shares:
               (i) in favor of the adoption and approval of the Merger Agreement (as it may be amended from time to time), and in favor of each of the other transactions contemplated by the Merger Agreement;
               (ii) against the adoption or approval of any proposal made in opposition to, or in competition with, the Merger Agreement or the consummation of the Offer; and
               (iii) against any of the following actions (other than those actions that relate to the Offer) with respect to the Company or any of its subsidiaries: any merger, consolidation,

business combination, sale, lease or transfer of any significant portion of assets not in the ordinary course of business, or a reorganization, dissolution, liquidation or winding up of the Company, any recapitalization, any material change in capitalization or corporate structure, or any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Offer or the Merger.
          (b) Concurrently with the execution and delivery of this Agreement, the Stockholder shall deliver to Parent a proxy in the form attached hereto as Annex A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law and coupled with an interest, with respect to the Shares. The Stockholder shall not exercise any rights (including, without limitation, under Section 262 of the Delaware General Corporation Law) to demand appraisal of any Shares that may arise with respect to the Merger.
     4. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Stockholder, or any designee of the Stockholder, from acting in his or her capacity as a director or officer of the Company in the performance of his or her fiduciary duties under applicable law on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company).
     5. Representations and Warranties of the Stockholder. The Stockholder has full power and authority to execute and deliver this Agreement and the Proxy, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar applicable law affecting or relating to creditors’ rights generally and by general principles of equity. The execution and delivery by the Stockholder of this Agreement and the performance by the Stockholder of its obligations hereunder will not conflict with, result in a violation or breach of, or constitute a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any contract to which the Stockholder is a party or by which the Shares may be bound. The Stockholder (i) is the record and beneficial owner, or the trustee of a trust that is the record and beneficial owner, of the shares of Company Common Stock and options, restricted stock units and stock appreciation rights to purchase Company Common Stock indicated on the signature page of this Agreement, all of which are free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts or agreements, understandings or agreements, or any other rights or encumbrances whatsoever except any encumbrances arising under securities laws or arising hereunder, and (ii) does not own, beneficially or otherwise, any securities of the Company other than the shares of Company Common Stock, options, restricted stock units or stock appreciation rights to purchase shares of Company Common Stock, and shares of Company Common Stock issuable upon the exercise of such options, restricted stock units or stock appreciation rights indicated on the signature page of this Agreement. The Stockholder has or will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.
     6. Representations and Warranties of Parent. Parent has full corporate power and authority to execute and deliver this Agreement, to perform Parent’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar applicable law affecting or relating to creditors’ rights generally and by general principles of equity. The execution and delivery by Parent of this Agreement and the performance by Parent of its obligations hereunder will not (a) conflict with or result in a breach of any provision of its Certificate of Incorporation or By-laws, (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any governmental entity, (c) result in a default (or an event which, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration under any contract, agreement, instrument, commitment, arrangement or understanding, (d) require any material consent, authorization or approval of any person other than a governmental entity, or (e) violate or conflict with any order, writ, injunction, decree or law applicable to Parent.
     7. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidents of ownership (other than with respect to voting and other rights expressly granted herein) of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain and belong to the Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise expressly provided herein or in the Merger Agreement.
     8. [RESERVED.]
     9. Disclosure; Confidentiality; No Inconsistent Agreements.
          (a) Stockholder authorizes Parent to publish and disclose in all documents and schedules filed with the Securities and Exchange Commission, and any press release or other Parent disclosure document in connection with the Merger, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement; provided that Parent shall provide the Stockholder, the Company and the Company’s counsel a reasonable opportunity to review and comment on such disclosure prior to any such disclosure being made, and provided further that no disclosure shall be made unless the Stockholder consents to the proposed disclosure in writing, such consent not to be unreasonably withheld.

          (b) The Stockholder recognizes that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, the Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than counsel and advisors, if any) without the prior written consent of Parent and Purchaser, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures the Stockholder’s counsel advises are necessary in order to fulfill the Stockholder’s obligations imposed by laws, in which event the Stockholder shall give notice of such disclosure to Parent and Purchaser as promptly as practicable so as to enable Parent and Purchaser to seek a protective order from a court of competent jurisdiction with respect thereto.
          (c) The Stockholder shall not enter into any agreement or understanding with any person the effect of which would be inconsistent or violative of the provisions of this Agreement.
     10. Further Assurances. Subject to the terms and conditions of this Agreement, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.
     11. Termination. This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date. In furtherance and without limiting of the foregoing, if the Expiration Date occurs by virtue of the events specified in clauses (i), (ii), (iii) or (iv) of the definition thereof, then the Stockholder shall be permitted to withdraw, and shall be deemed to have validly and timely withdrawn, the Shares pursuant to the Offer. Notwithstanding the foregoing, nothing set forth in this Section 11 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any breach of this Agreement.
     12. Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.
     13. Submission to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court sitting in New Castle County. The parties hereto hereby (i) submit to the exclusive jurisdiction of any state or federal court sitting in the New Castle County for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

     14. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
To Parent or Purchaser:
Getinge AB
Ekebergsvagen 26
Getinge, SE — 31044
Attention: Johan Malmquist, CEO
Fax: 46 (0) 350 584 71
with a copy simultaneously by like means to:
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, GA 30319
Attention: Steve Pottle
Fax: (404) 881-7777
To the Stockholder:
[to be provided]
with a copy simultaneously by like means to
[to be provided]
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
     15. Miscellaneous. This Agreement shall be governed by the laws of the State of Delaware, without reference to rules of conflicts of law. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance. This Agreement and the Proxy contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties hereto as closely as possible in a mutually acceptable manner.
[Remainder of Page Intentionally Left Blank]

     In Witness Whereof, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

Parent	Stockholder:

By:

Name:	[Name]

Title:	Shares beneficially owned:

[•] shares of Company Common Stock
[•] shares of Company Common Stock issuable upon exercise of options, warrants, restricted stock units or stock appreciation rights
**** Voting Agreement Signature Page ****

EXHIBIT A
ANNEX A
IRREVOCABLE PROXY
     The undersigned stockholder (the “Stockholder”) of Datascope Corp., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints the members of the Board of Directors of Getinge AB, a Swedish Aktiebolag (“Parent”), and each of them, or any other designee of Parent, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below). Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.
     This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and between Parent and the undersigned stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Parent, a wholly-owned subsidiary of Parent (“Purchaser”), and the Company. The Merger Agreement provides for, among other things, (i) an offer by Purchaser to pay fifty three dollars ($53.00) per share in cash (the “Offer Price”) for each of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) and (ii) the merger of Purchaser with and into the Company, pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement.
     As used herein, the term “Expiration Date” means the earliest to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Section 7 thereof; (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement; (iii) such date and time as any amendment or change to the Merger Agreement is effected without the Stockholder’s consent that (A) decreases the Offer Price, (B) changes the form of consideration to be paid in the Offer or (C) materially and adversely affects the Stockholder; or (iv) written notice by Parent to the Stockholder of the termination of the Voting Agreement.
     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting: (i) in favor of the adoption and approval of the Merger Agreement (as it may be amended from

EXHIBIT A
time to time), and in favor of each of the other transactions contemplated by the Merger Agreement; (ii) against the adoption or approval of any proposal made in opposition to, or in competition with, the Merger Agreement or the consummation of the Offer; and (iii) against any of the following actions (other than those actions that relate to the Offer) with respect to the Company or any of its subsidiaries: any merger, consolidation, business combination, sale, lease or transfer of any significant portion of assets not in the ordinary course of business, or a reorganization, dissolution, liquidation or winding up of the Company, any recapitalization, any material change in capitalization or corporate structure, or any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Offer or the Merger.
     The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter. The undersigned Stockholder may vote the Shares on all other matters.
     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.
     This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

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